Exhibit 99.1

National Beverage Corp. Reports − FIZZ Solid Gains

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--July 15, 2010--National Beverage Corp. (NASDAQ:FIZZ) today released its financial results. “Our fourth quarter and solid year’s performance is a testament to National’s dedicated focus,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

For fiscal year ended May 1, 2010:

  Sales increased to $593.5 million.
  A 33% increase in net income to $32.9 million, or $.71 per share.
  EBITDA/Sales Target of 11%
  Cash grew to $68.6 million.
  Innovation – Infinitum!

*EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

For the fourth quarter, sales grew to $149.6 million and net income increased 34% to $9.2 million, or $.20 per share.

“While smaller than our peers – National has a profound advantage! Our size gives us Agility – Passionate Focus and Innovation par excellence! ‘Extra, Extra’ . . . is being quite fortunate to own the nation’s most recognized value brands – well, ‘It don’t get better than that!’ to quote Yogi Berra,” continued Caporella.

“'The beverage business in North America has changed substantially over the last decade or two,’ stated Indra Nooyi, CEO of PepsiCo, in her Warren Buffet debate, and she is so – right! We, National Beverage, could be the ultimate model that the soft-drink giants would hope to reshape themselves into,” continued Caporella.

“Our growth relative to the dynamics of our brands will afford us similar performance results in the future and continue to magnify our shareholder value,” concluded Caporella.

National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products including – energy drinks, fortified powders – SuppleNutrients, functionally enhanced juices and waters – are geared toward the lifestyle/health-conscious consumer.

Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

National Beverage Corp.
Consolidated Results for the Fourth Quarters and Fiscal Years Ended
May 1, 2010 and May 2, 2009
(in thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	May 1,	May 2,	May 1,	May 2,
	2010	2009	2010	2009

Net Sales	$149,601	$148,445	$593,465	$575,177

Net Income	$9,211	$6,854	$32,853	$24,742

Net Income Per Share
Basic	$.20	$.15	$.71	$.54
Diluted	$.20	$.15	$.71	$.54

Average Common Shares Outstanding
Basic	46,148	46,009	46,065	45,999
Diluted	46,334	46,229	46,294	46,191

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

CONTACT:
National Beverage Corp.
Office of the Chairman
Grace Keene, 877-NBC-FIZZ